Exhibit 99.1

American Rebel Light Beer Continues Rapid National Retailer Rollout Momentum with Multi-Case Placement Throughout Balls Food Stores, a Leader in the Kansas City Metro Market for Over 100 Years

Nashville, TN, March 06, 2025 (GLOBE NEWSWIRE) -- American Rebel Holdings, Inc. (NASDAQ: AREB) (“American Rebel” or the “Company”), creator of American Rebel Beer ( americanrebelbeer.com ) and a designer, manufacturer, and marketer of branded safes, personal security and self-defense products and apparel ( americanrebel.com ), proudly reports that American Rebel Premium Light Lager Beer (“Rebel Light”) continues the ongoing rollout with Balls Food Stores ( ballsfoods.com ) under the Price Chopper, Hen House, Sun Fresh Market and Payless Discount Foods brands throughout the Kansas City metro market area.

American Rebel Light Beer Multi-Case Product Displays to Feature 12oz cases and our 16oz Stand Tall, Stand Proud, Be Loud Premium Light Lager.

American Rebel Light Beer is a Premium Domestic Light Lager with a crisp, clean and bold taste. Rebel Light Beer is all natural, with no added supplements.

Balls Food Stores Customers will be able to enter the “Scan to Win Promotion” With a Chance to Win an American Rebel Collectible Safe.

Three Price Chopper ( pricechopper.com ) and two Hen House ( henhouse.com ) grocery store locations will have the collectible American Rebel safe on display to promote the American Rebel Light Beer Scan to Win promotion. Other participating locations will have a QR code in a display to enter to win the safe. All participating locations will have plenty of Rebel Light Beer stocked around the safe or the contest display.

“We’ve had tremendous success in Tennessee with the Scan to Win promotion and when I brought the idea to David Ball, CEO of Balls Food Stores, he loved it and wanted to roll it out in all of his Kansas City area locations,” said American Rebel CEO Andy Ross. “Price Chopper is the official grocery store of the Kansas City Chiefs and their focus on fresh foods and local partnerships made them a perfect fit for supporting Rebel Light. My family has deep roots in the Kansas City area just like David’s family does. David’s grandfather, Sidney Ball, and his grandmother, Mollie Ball, started a small neighborhood grocery store on the corner of 16 th and Stewart in Kansas City, Kansas in 1923. My dad, Bud Ross, started Kustom Electronics in Chanute, Kansas, in 1964. Balls Food Stores under the Price Chopper and Hen House brands and Rebel Light are a perfect match.”

“I love what American Rebel stands for and I’m very excited to support this great product,” said David Ball, CEO Balls Food Stores ( ballsfoods.com ). “Andy’s energy and passion for his product is contagious and my job is sharing that energy and passion with our 3,000+ amazing teammates that are a part of the Balls Food Stores family. Our grocery store, as my grandfather said decades ago, is only as good as the people who work there. We are very blessed to have dedicated teammates who have created a great culture in our stores for our customers. And I think our customers will love Rebel Light!”

“I wasn’t surprised that David Ball understood what American Rebel was all about,” said Andy Ross. “David is a true patriot and an American Rebel!”

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About American Rebel Light Beer

Produced in partnership with AlcSource, American Rebel Light Beer (americanrebelbeer.com) is a premium domestic light lager celebrated for its exceptional quality and patriotic values. It stands out as America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem-Singing, Stand Your Ground Beer.

American Rebel Light is a Premium Domestic Light Lager Beer – All Natural, Crisp, Clean and Bold Taste with a Lighter Feel. With approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, American Rebel Light Beer delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s all natural with no added supplements and importantly does not use corn, rice, or other sweeteners typically found in mass produced beers.

About Balls Food Stores

Balls Food Stores have come a long way since opening their first store in 1923. Today Balls Food Stores currently run 26 stores under the Price Chopper, Hen House, Sun Fresh Market, and Payless Discount Foods brands that spread throughout the Kansas City metropolitan area. Balls Foods’ ongoing commitment to fresh foods, partnering with local suppliers and outstanding customer service has enabled the company to not only grow, but thrive. For more information, visit ballsfoods.com.

About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB) has operated primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products and has recently transitioned into the beverage industry through the introduction of American Rebel Light Beer. The Company also designs and produces branded apparel and accessories. To learn more, visit www.americanrebel.com and www.americanrebelbeer.com. For investor information, visit www.americanrebel.com/investor-relations.

Media Inquiries:

Matt Sheldon

Matt@Precisionpr.co

917-280-7329

American Rebel Holdings, Inc.

info@americanrebel.com

American Rebel Beverages, LLC

Todd Porter, President

tporter@americanrebelbeer.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of placements in Balls Food Stores, benefits of the Scan to Win program, success and availability of the promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2024. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

tporter@americanrebelbeer.com

info@americanrebel.com

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